Exhibit 99.4
Risks Relating to the Company’s Business
There is substantial doubt regarding our ability to remain a going concern.
     There is substantial doubt regarding our ability to maintain liquidity sufficient to operate our business and our ability to continue as a going concern. Our cumulative losses, high level of indebtedness, actual and prospective defaults under the Notes and our other indebtedness and ability to comply with related debt covenants, in addition to our current liquidity situation, raise substantial doubt as to our ability to continue as a going concern.
     Our ability to continue as a going concern depends on, among other factors, a successful restructuring of the Notes, the Priority Credit Facility and the Working Capital Facility and a return to profitable operations. In order to continue as a going concern, we will need to consummate the Restructuring, as well as (i) access cash in certain of our subsidiaries, (ii) minimize our capital expenditures, (iii) obtain waivers or amendments from our lenders, (iv) effectively manage our working capital and (v) improve our cash flows from operations. Completion of the foregoing actions is not solely within our control, and we may be unable to successfully complete one or all of these actions. If we become unable to continue as a going concern, we will need to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. If the Company files a voluntary petition for bankruptcy under Chapter 11 of Title 11 of the United States Code, there are no assurances that a vendor or customer of the Company will honor the jurisdiction of the United States Bankruptcy Court and abide by determinations and rulings of the United States Bankruptcy Court.
     There can be no assurance that we will be able to consummate the Restructuring. Furthermore, we may be unable to maintain adequate liquidity prior to the Restructuring or otherwise, and, as a result, we may be required to seek protection pursuant to a voluntary bankruptcy filing under Chapter 11.
The Company’s substantial indebtedness will adversely affect its financial condition if the Company fails to complete the Restructuring.
     As of September 30, 2010, in addition to $400 million of indebtedness related to the Notes, the Company had aggregate outstanding indebtedness (including the face amount of letters of credit outstanding under the Working Capital Facility) of $15.0 million under its Priority Credit Facility and $34.2 million under its Working Capital Facility. The Company has significant principal payments under its Notes, Priority Credit Facility and Working Capital Facility and overdue interest payments under the Notes, all of which are classified as current debt. Given its current liquidity position, the Company believes that there is a substantial risk that an event of default will occur with respect to its ability to make the required payments on its long-tem debt and existing credit facilities as they come due, if the Restructuring is not completed.
Our business might fail even after the Restructuring.
     The Company’s net losses were $(99.4) million and $(148.3) million for the fiscal years ended December 31, 2009 and 2008, respectively, and $(258.2) million for the nine months ended September 30, 2010. The Company’s ability to ultimately become profitable will depend upon several factors, including some outside our control. If demand for its services does not develop as expected, or if certain operating costs are not reduced, the Company may not be able to generate enough profit or to generate positive cash flow.
While we believe the Exit Credit Facility will be sufficient, we may need additional financing after the Restructuring to operate our business, and such financing might not be available.
     The Company expects that the Restructuring will eliminate all of its outstanding indebtedness with respect to the Notes and that it will have sufficient cash from operations and its Existing Credit Facility to cover its funding needs. However, if actual results differ substantially from its expectations, the Company may need substantial additional funding. In addition, it is possible that certain of our vendors may require cash in advance terms. In that case, the size of the Exit Credit Facility may not be large enough to support short-term trade obligations as they become due.
Our subsidiary CTC has suffered deteriorating results of operations, and even after the Restructuring, we may need to either sell it or invest substantial expenditures to stabilize it.
     Our subsidiary CTC is engaged in the provision of marine trenching, installation and protection services of subsea products (pipelines, flexible and submarine cables) and construction services to the offshore oil and gas, telecommunications, wind, power and military industries. The financial condition and results of operations of CTC deteriorated significantly in 2010. In particular:
•	CTC’s operating profile in 2010 was significantly different than in prior years as the offshore oil and gas market did not develop new fields as occurred in the past. As a result, CTC had a significant amount of fixed vessel capacity for which it was financially responsible for utilizing. As a result, CTC pursued a number of workscopes that were highly complex and competitively priced and not necessarily consistent with its traditional trenching and ploughing background. As a result, CTC absorbed a number of projects in 2010 that had additional risks that resulted in a number of operating losses in order to consume fixed capacity for vessel charters. While CTC will focus its operations on workscopes in 2011 that are core to its business, there are no assurances that it will not continue to fund losses of projects incurred in 2010 which adversely affect its liquidity and profitability in 2011.

•	CTC was awarded a number of projects in 2010 that have little to no positive operating margins. Many of these projects will continue into 2011. While the Company has recorded operating losses in accordance with GAAP and has recorded losses in 2010 when necessary, there are no assurances that there will be no additional loss contingencies required for 2011 and beyond.

•	CTC’s ability to win new work with customers may be adversely affected by the current financial condition of the operations as well as CTC’s results of operations for 2010. CTC’s current financial condition requires it to provide additional guarantees in the form of performance bonds which may impact the Company’s available liquidity to service its debt and trade obligations. This situation may adversely affect CTC’s ability to be awarded new work and CTC’s ability to meet its profit targets.

•	As a result of CTC’s size, it serves generally as a subcontractor to a much larger primary contractor for its projects and workscopes. As a result, it may have little ability to negotiate favorable economic terms of contracts.

•	CTC’s workscopes can take place in areas of the world that are subject to fierce weather conditions and other environmental conditions that may hinder CTC’s ability to meet certain requirements of performance and result in delays and lost revenues.

•	CTC is reliant upon access to vessels to launch its specialized equipment. If CTC has no ability to negotiate charters for vessels as a result of its financial condition, CTC will have difficulty in generating revenue and profits.

•	Given the worldwide economic climate, customers of CTC may no longer pursue projects which CTC has developed workscopes, which may adversely affect CTC’s ability to generate revenue.

•	CTC’s long-term recovery is based upon a return of ploughing workscopes in the North Sea. A further delay in the return of offshore field development in the North Sea will adversely affect CTC’s ability to generate positive cash flow.

•	CTC owns and operates very specialized equipment consisting of ploughs, jetters and cutters which can only be used in specific markets where demand may not return.

•	CTC has a significant amount of past due trade debt that may not be settled.

     Even if we are able to successfully consummate the Restructuring, we may need to invest substantial expenditures to stabilize CTC. We can provide no assurance that we will be able to stabilize CTC’s business or whether we would be required to expend substantial capital to that end, or whether viable alternatives short of liquidation would be available to us. If we are required to liquidate CTC, our revenues on a consolidated basis may be substantially less than has historically been the case.
Employees of Holdco currently provide corporate and support services to us, and we will be dependent upon a transition services agreement with Holdco until we are able to assemble our own management team.
     Trico Supply does not currently have its own independent corporate management team. Instead, we currently are dependent upon officers and employees of Holdco to provide corporate and support services to us. Holdco and its subsidiaries (other than Trico Supply and its subsidiaries) have filed for voluntary reorganization under Chapter 11 under the Bankruptcy Code. In light of the adverse developments in Holdco’s financial condition and results of operations, Holdco has experienced difficulties in maintaining adequate staffing levels. Their officers and employees have substantial responsibilities in managing the business of Holdco under difficult circumstances in addition to providing such services to us. Moreover, as a result of the Restructuring, our equity interests will be owned by creditors and we will no longer be a part of the consolidated Trico Marine Group. We will be dependent upon a transition services agreement with Holdco until we are able to assemble our own management team. See “The Restructuring—Transition Services Agreement.” The transition services agreement may not provide adequate management support for the Company and the Company may need to obtain supplemental services at an additional cost. Also, assembling our own management team is likely to require significant expenditures and no assurance can be given as to when or at what cost we will be able to implement an independent management team and support staff.
The Trico Marine Group has not filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and the unaudited financial information regarding the Trico Supply Group herein does not contain all the information that would be presented in such a report.
     The Trico Marine Group has not filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and is unlikely to do so in the future. Financial and other information regarding the Trico Supply Group historically has been presented in the periodic and other reports of The Trico Marine Group. This statement sets forth certain unaudited financial information regarding the Trico Supply Group relating to the quarter ended September 30, 2010. See “Summary Consolidated Financial Data of the Trico Supply Group,” and the Quarterly Unaudited Condensed Financial Information of the Trico Supply Group for the Quarter Ended September 30, 2010, attached hereto as Exhibit C. However, the information contained herein does not contain all the financial and other information regarding the Trico Supply Group that would be presented in a Quarterly Report on Form 10-Q.
The Trico Marine Group has not completed our normal quarter-end closing and review processes for the three months ended December 31, 2010; however, based on preliminary information, we believe that the results of operations of the Trico Supply Group deteriorated for the three months ended December 31, 2010 as compared to the three months ended September 30, 2010.
     The consolidated financial statements of the Trico Supply Group for the three months ended December 31, 2010 and as of such date are not yet available and have not been included in this Statement. We have not completed our normal quarter-end closing and review processes for the three months ended December 31, 2010. It is unlikely that financial statements for the Trico Supply Group for the three months ended December 31, 2010 will be available prior to the currently scheduled Expiration Date of the Exchange Offer. The Trico Marine Group, which provides the accounting and financial reporting services for the Trico Supply Group, does not have a sufficient complement of personnel to provide for the timely preparation and review of financial statements of the Trico Supply Group for such period. As a result, we also are not in a position at this time to present financial data in this Statement regarding the results of operations of the Trico Supply Group for the three months ended December 31, 2010.

     Based on preliminary information, we believe that the results of operations of the Trico Supply Group deteriorated for the three months ended December 31, 2010 as compared to the three months ended September 30, 2010. Based on preliminary information, we currently estimate that the Trico Supply Group may have had little if any positive Adjusted EBITDA for the three months ended December 31, 2010. See “Summary Consolidated Financial Data for the Trico Supply Group” for financial information regarding the results of operations for the quarter ended September 30, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for a discussion of the components of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating (loss) for such period. The deterioration of the results of operations of the Trico Supply Group during the three months ended December 31, 2010 as compared to the previous period was due in large part to the continued deterioration of the business of CTC. See “Risk Factors— Risks Relating to the Company’s Business—Our subsidiary CTC has suffered deteriorating results of operations, and even after the Restructuring, we may need to either sell it or invest substantial expenditures to stabilize it.”
The Trico Marine Group has identified material weakness in its financial reporting as of December 31, 2009, which includes financial and other disclosure relating to the OpCo Debtors.
     Under the supervision and with the participation of the Trico Marine Group’s management, the Trico Marine Group conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2009. Based on the evaluation performed, the Trico Marine Group identified the following material weaknesses in its internal control over financial reporting as of December 31, 2009. A material weakness is a deficiency, or combination of deficiencies, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The Trico Marine Group believes that the material weaknesses described below are attributable to factors caused by the substantial changes in its business recently, including the integration of its recent acquisitions, reorganization and consolidation of certain of its operating divisions, turnover of personnel, and its decentralized organizational structure. The Trico Marine Group identified the following material weaknesses:
•	The Trico Marine Group did not maintain an effective control environment. Specifically, the Trico Marine Group did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training commensurate with its financial reporting requirements or maintain a sufficient complement of personnel to provide for the proper preparation and review over period end financial reporting process controls as discussed below.

•	The Trico Marine Group did not maintain effective controls over the period-end financial reporting process. Specifically, the following material weaknesses existed: (a) its controls over the preparation and review of account reconciliations were ineffective to provide reasonable assurance that account balances were complete and accurate and agreed to appropriate supporting detail and (b) its controls over journal entries, including consolidation, top-side and intercompany elimination entries, did not operate effectively to provide reasonable assurance that they were appropriately recorded and prepared with sufficient support and documentation or that they were properly reviewed and approved for validity, accuracy and completeness.

•	The Trico Marine Group did not maintain effective controls over its information technology general controls. Specifically, access to critical financial application programs and data was not reviewed on a regular basis to ensure that key personnel had appropriate access commensurate with their assigned roles and responsibilities. Also, appropriate policies and procedures were not in place with respect to program changes and system security. These control deficiencies could result in a misstatement to substantially all accounts and disclosures that would result in a material misstatement to its interim or annual consolidated financial statements that would not be prevented or detected.

•	The Trico Marine Group did not maintain an effective control over the remeasurement and/or translation of its intercompany notes. Specifically, effective controls were not in place to ensure that foreign exchange gains and losses and/or cumulative translation adjustment were appropriately calculated and recorded in the respective accounts. This control deficiency resulted in an audit adjustment to the 2009 consolidated financial statements and could result in a material misstatement to the aforementioned accounts and disclosures that would result in a material misstatement to its interim or annual consolidated financial statements that would not be prevented or detected.
     Because of the above described material weaknesses in internal control over financial reporting, management concluded that its internal control over financial reporting was not effective as of December 31, 2009. These material weaknesses in internal control over financial reporting continue to exist, and therefore there is a reasonable possibility that a material misstatement of the Trico Marine Group’s or the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.
     The Trico Marine Group’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, contains financial and other disclosure relating to the OpCo Debtors. The Trico Marine Group has disclosed in such Annual Report on Form 10-K that, in preparing its filings under the Securities Exchange Act of 1934 (the “Exchange Act”), including such Annual Report on Form 10-K, the Trico Marine Group implemented processes and procedures to provide reasonable assurance that the identified material weaknesses in its internal control over financial reporting were mitigated with respect to the information that the Trico Marine Group are required to disclose. As a result, the Trico Marine Group has disclosed that it believes its consolidated financial statements included in such Annual Report on Form 10-K present fairly, in all material respects, its financial position, results of operations and cash flows for the periods presented.
We have not been in compliance with certain of our debt covenants, and we may not be able to comply with all our debt covenants in the future.
     We have recently failed to comply with certain debt covenants in the Indenture, the Working Capital Facility and the Priority Credit Facility and we are subject to forbearance agreements with our creditors, pursuant to which they have committed not to exercise certain remedies subject to certain conditions and for limited periods of time. See “The Restructuring—Background of the Restructuring—Negotiations with Trico Shipping Creditors.” There is no assurance that we will be able to maintain compliance with these covenants with respect to periods following the expiration of the forbearance periods, or that we would be able to obtain necessary waivers or amendments to cure any such noncompliance. There is no assurance our creditors will provide any additional forbearances in the future, or provide forbearances on acceptable economic terms to the Company.
We have a significant amount of debt, and our business is highly cyclical in nature due to our dependency on the levels of offshore oil and gas drilling and subsea construction activity. Our forecasted cash and available credit capacity are not expected to be sufficient (i) to meet our commitments as they become due over the next twelve months and (ii) remain in compliance with our debt covenants unless we are able to successfully sell additional assets, access cash in certain of our subsidiaries, minimize our capital expenditures, effectively manage our working capital, obtain waivers or amendments from our lenders, reduce our levels of debt and improve our cash flows from operations.
     In depressed markets, our ability to pay debt service and other contractual obligations will depend upon our improving our cash flow generation, which in turn will be affected by prevailing economic and industry conditions and financial, business and other factors, many of which are beyond our control. If we have difficulty providing for debt service or other contractual obligations in the future, we will be forced to take actions such as reducing or delaying capital expenditures, reducing or delaying non-regulatory maintenance expenditures and other operating and administrative costs, refinancing or reorganizing our debt or other obligations and seeking additional equity capital, or any combination of the above. Reducing or delaying capital expenditures would delay or reduce future cash flows. We may not be able to undertake any of these actions on satisfactory terms, or at all.

Our failure to retain key employees and attract additional qualified personnel could prevent us from implementing our business strategy or operating our business effectively.
     We depend on the technical and other experience of management and employees in our subsea services and subsea trenching and protection business segments to fully implement our strategy. Although we have employment agreements in place with certain of our current executive officers, we may not be able to retain the services of these individuals and the loss of their services, in the absence of adequate replacements, would materially and adversely affect our ability to implement our business strategy and operate our business effectively. We have lost key employees during 2010 as a result of the financial condition of the Company and lack of stability in our operations as a result of our financial condition. We are at risk of losing additional key employees in the future to competitors who have stronger financial conditions or more stable operations. Furthermore, our current financial condition will make it difficult to retain or attract additional employees and personnel with the required skills given the technical nature of the services provided.
Increased competitive forces in the subsea services and subsea trenching and protection services markets could adversely affect our business.
     The markets for subsea services and subsea trenching and protection services are highly competitive. While price is the main competitive factor, the ability to acquire specialized vessels and equipment, to attract and retain skilled personnel, and to demonstrate a good safety record are also important. Several of our competitors in both the subsea services and subsea trenching and protection services market have greater financial and other resources and more experience operating in international areas than we have. We believe that other vessel owners are beginning to offer subsea services and subsea trenching and protection services to their customers. If other companies acquire vessels or equipment, or begin to offer integrated subsea services to customers, levels of competition may increase and our business could be adversely affected. In addition, any reduction in rates offered by our competitors or growing disparity in fuel efficiency between our fleet and those of our competitors may cause us to reduce our rates and may negatively impact the utilization of our vessels, which will negatively impact our results of operations and cash flows.
Time chartering of our subsea services and subsea trenching and protection vessels require us to make payments absent revenue generation which could adversely affect our operations.
     Many of our subsea services and subsea trenching and protection vessels are under time charter contracts. Should we not have work for such vessels, we are still required to make time charter payments, and such payments absent revenue generation could have an adverse affect on our financial position, results of operations and cash flows.
Our fleet includes many older vessels that may require increased levels of maintenance and capital expenditures to be maintained in good operating condition, are less efficient than newer vessels, and may be subject to a higher likelihood of mechanical failure, an inability to economically return to service or requirement to be scrapped. If we are unable to manage the aging of our fleet efficiently and find profitable market opportunities for our vessels, our results will deteriorate and our financial position and cash flows could be materially adversely affected.
     As of September 30, 2010, the average age of our vessels was approximately 10 years. The average age of many of our competitors’ fleets is substantially younger than ours. Our older towing and supply fleet is generally less technologically advanced than many newer fleets, is not capable of serving all markets, may require additional maintenance and capital expenditures to be kept in good operating condition and as a consequence may be subject to longer or more frequent periods of unavailability. Prolonged periods of unavailability of one or more of our older vessels could have a material adverse effect on our financial position, results of operations and cash flows. In addition, we expect that our fleet is less fuel efficient than our competitors’ newer fleets, putting us at a competitive disadvantage because our customers are responsible for the fuel costs they incur. Our ability to continue to upgrade our fleet depends on our ability to commission the construction of new vessels as well as the availability in the market of newer, more technologically advanced vessels with the capabilities to meet our customers’ increasing requirements. If we are unable to manage the aging of our fleet efficiently and find profitable market opportunities for our vessels, our results will deteriorate and our financial position and cash flows could be materially adversely affected.
Increases in size, quality and quantity of the offshore vessel fleet in areas where we operate could increase competition for charters and lower day rates and/or utilization, which would adversely affect our revenues and profitability.
     Charter rates for marine support vessels in our market areas depend on the supply of and demand for vessels. Excess vessel capacity in the offshore support vessel industry is primarily the result of either construction of new vessels or the mobilization of existing vessels into fully saturated markets along with lower demand. There are a large number of vessels currently under construction and our competitors have new vessels to be delivered over the next few years. In recent years, we have been subject to increased competition from both new vessel construction, particularly in the North Sea, as well as vessels mobilizing into regions in which we operate. Any increase in the supply of offshore supply vessels, whether through new construction, refurbishment or conversion of vessels from other uses, remobilization or changes in the law or its application, could increase competition for charters and lower day rates and/or utilization, which would adversely affect our financial position, results of operations and cash flows.
Unionization efforts could increase our costs, limit our flexibility or increase the risk of a work stoppage.
     On September 30, 2010, approximately 42% of our employees worldwide were working under collective bargaining agreements, all of whom were working in Norway, the United Kingdom or Brazil, where such agreements are required to exist. Efforts have been made from time to time to unionize other portions of our workforce. Any such unionization efforts or actions by unions could increase our costs, limit our flexibility or increase the risk of a work stoppage.
The removal or reduction of the reimbursement of labor costs by the Norwegian government may adversely affect our costs to operate our vessels in the North Sea.
     During 2003, the Norwegian government began partially reimbursing us for labor costs associated with the operation of our vessels. These reimbursements totaled $5.7 million and $2.7 million in 2009 and 2010, respectively. If this benefit is reduced or removed entirely, our direct operating costs will increase substantially and negatively impact our profitability.
Our business plan involves establishing joint ventures with partners in targeted foreign markets. We are subject to certain anti-bribery laws. Our business may suffer because our efforts to comply with such laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to such laws, and a determination that we violated such laws, including actions taken by our foreign agents or joint venture partners, may adversely affect our business and operations.
     We are subject to the United Kingdom Bribery Act 2010 as well as the regulations concerning investigations conducted by the European Anti-Fraud Office and other applicable anti-bribery restrictions imposed by other jurisdictions. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that applicable law and regulations prohibit us from using.
     In order to effectively compete in foreign jurisdictions, we utilize local or other agents and seek to establish joint ventures with local operator or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for anti-bribery violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners may not be subject to the such anti-bribery laws), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.
Our marine operations are seasonal and depend, in part, on weather conditions. As a result, our results of operations will vary throughout the year.
     In the North Sea, adverse weather conditions during the winter months impact offshore development operations. Additionally, we operate in areas of the world such as the Asia-Pacific region, that are subject to diverse weather patterns, making continuous operation of vessels and equipment difficult. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends.
If the operating results of our subsea services or subsea trenching and protection segments is adversely affected, an impairment of intangibles could result in a write down.
     We have certain intangible assets consisting of trade names and customer relationships which we acquired in connection with the DeepOcean acquisition in 2008 with carrying values of $16.4 million and $78.7 million, respectively. For the three and nine months ended September 30, 2010, we recognized a $3.2 million and $13.4 million impairment write down of intangible assets related to our trade names in subsea services. Based on factors and circumstances impacting our subsea services and subsea trenching and protection segments and the business climate in which we operate, we may determine that it is necessary to perform additional impairment assessments to re-evaluate the carrying value of our unamortized trade name intangible assets, and we may need to perform an assessment of the carrying value of our amortized intangible customer relationship assets. If changes in the industry, market conditions, or government regulation negatively impact our subsea services or subsea trenching and protection segments, resulting in lower operating income, if assets are damaged, or if any circumstance occurs which results in the fair value of any segment declining below its carrying value, our intangible assets would be impaired.
Our operations are subject to national, international and other laws and regulations that could require us to make substantial expenditures.
     We must comply with national and other laws and regulations, as well as certain international conventions, the rules and regulations of certain private industry organizations and agencies, and laws and regulations in jurisdictions in which our vessels operate and are registered. These regulations govern, among other things, worker health and safety and the manning, construction, and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. If we fail to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations, we could be subject to substantial administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief. Norwegian authorities have announced they are considering modifying safety regulations applicable to our fleet in the North Sea. If these modifications are implemented, we may incur substantial compliance costs.
     Our operations also are subject to national, international and other laws and regulations that control the discharge of pollutants into the environment and that otherwise relate to environmental protection. While our insurance policies provide coverage for accidental occurrence of seepage and pollution or clean up and containment of the foregoing, pollution and similar environmental risks generally are not fully insurable. We may incur substantial costs in complying with such laws and regulations, and noncompliance can subject us to substantial liabilities. The laws and regulations applicable to us and our operations may change. If we violate any such laws or regulations, this could result in significant liability to us. In addition, any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in our vessel operating expenses.

The Company’s operations may be adversely impacted by the Deepwater Horizon drilling rig accident and resulting oil spill.
     On April 22, 2010, the Deepwater Horizon, a semi-submersible deepwater drilling rig operating in the U.S. Gulf of Mexico, sank after an apparent blowout and fire resulting in a significant flow of hydrocarbons from the BP Macondo well (the “Deepwater Horizon/BP Macondo Well Incident”). The Company does not have extensive operations in the U.S. Gulf of Mexico. However, the adverse effects of the Deepwater Horizon/Macondo Well Incident may lead to new or additional government regulations and laws concerning drilling operations in offshore areas, including in regions in which the Company operates. These regulations may inhibit the growth of offshore field exploration. In addition, the Deepwater Horizon/Macondo Well Incident could adversely affect the cost or availability of relevant insurance coverage. Any one or a combination of these factors could reduce revenues, increase operating costs and have a material adverse effect on the Company’s financial position and its results of operations.
The loss of a key customer could have an adverse impact on our financial results and jeopardize our ability to continue to operate as a going concern.
     Our operations, particularly in the North Sea, Southeast Asia, Mexico, and Brazil, depend on the continuing business of a limited number of key customers. Statoil ASA and Conoco Phillips represented 28% and 13%, respectively, of our consolidated revenues during 2010. Our results of operations, cash flows and financial position could be materially adversely affected if any of our key customers in these regions terminates its contracts with us, fails to renew our existing contracts, or refuses to award new contracts to us. If we file a voluntary petition under Chapter 11 of Title 11 of the United States Code, no assurance can be given that Statoil ASA or another major customer will not seek to terminate its charter with us. If, notwithstanding any applicable stay imposed by the Bankruptcy Court, such a termination were permitted to take effect, no assurance can be given that DeepOcean, or the Company as whole, could continue to operate as a going concern.
Certain deferred taxes could be accelerated and the effective tax rate on certain Norwegian guarantors’ income could be increased if Trico Shipping and certain of the Norwegian guarantors fail to comply with the Norwegian tonnage tax regime.
     Trico Shipping and its subsidiaries are participants under the Norwegian tonnage tax regime. To comply with the Norwegian tonnage tax regime, certain conditions must be fulfilled and the failure to comply with any such condition, even if the failure is unintentional, may lead to adverse tax consequences. Specifically, Trico Shipping has an exit tax liability of 377 million NOK (approximately $65 million) that would be due and payable immediately if it or its subsidiaries did not maintain compliance with the tonnage tax regulations and were not able to cure any violation. This could adversely affect our financial position.
     In March of 2010, the Norwegian Ministry of Finance outlined the content in new transitional rules whereby tonnage tax companies with exit tax liability could pay ordinary tax upon distribution of their untaxed profits or elect a voluntary settlement of the tax liability whereas a percentage of the untaxed profits would be payable annually in equal amounts over the three years commencing in 2011. Trico Shipping will be required to elect this voluntary regime as the alternative to elect to pay upon distribution is not available due to certain intercompany loans entered into subsequent to the date a ban on lending to related tonnage taxed parties was introduced. This voluntary election will result in a total tax payment by Trico Shipping of approximately 90 million NOK ($15.5 million). However, in order to make this election, Trico Shipping must have been in compliance with the tonnage tax regulations during 2010 and a failure to do so would require the full exit tax liability of 377 million NOK ($65 million) to be due and payable immediately. None of Trico Shipping’s subsidiaries have an exit tax liability.
     Among the requirements to comply with the tonnage tax regulations, a Norwegian tonnage tax entity cannot own shares in a non-publicly listed entity except for other Norwegian tonnage tax entities. Subsequent to the acquisition of DeepOcean by Trico Supply Group, Trico Supply Group completed a corporate restructuring to comply with this and other requirements. Trico Supply Group had until January 31, 2009 to transfer its ownership interest in DeepOcean and the non-tonnage tax entities. Failure to comply with this deadline would have resulted in the income of Trico Shipping being subject to a 28%

tax rate and an exit tax liability becoming due and payable immediately. In connection with the corporate restructuring completed in January 2009, the ownership of DeepOcean and its non-tonnage tax related subsidiaries was transferred to Trico Supply and the tonnage tax related entities owned by DeepOcean became subsidiaries of Trico Shipping.
     If the assessment authorities determine that this restructuring, including the transfer of ownership interest in DeepOcean, did not comply with the requirements of the tonnage tax regime, or the assessment authorities determine that some other failure to comply with the tonnage tax regime has occurred, all of the remaining accumulated untaxed income of Trico Shipping would be subject to a 28% tax rate in the total amount of approximately 377 million NOK ($65 million). Furthermore, if other failures to comply were found to have occurred with respect to Trico Shipping or the Norwegian guarantors within the Norwegian tonnage tax regime, the income of the company in question would be subject to a 28% tax rate in the year of such failure to comply and each year thereafter if not cured within the required time frame or the company in question does not reinstate its tonnage eligibility in future years.
     The Company has identified a potential violation of the Norwegian tonnage tax regime associated with certain work performed by one of its vessels in 2010. In the event that the assessment authorities determine that such work violated the tonnage tax regime, the Company would be subject to the adverse tax consequences described above. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Events—Atlantic Challenger Norwegian Tonnage Tax Issue.”
We are exposed to the credit risks of our key customers and certain other third parties, and nonpayment by our customers could adversely affect our financial position, results of operations and cash flows.
     We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers and certain other third parties could adversely affect our financial position, results of operations and cash flows, which in turn could reduce our ability to pay interest on, or the principal of, our credit facilities. If any of our key customers defaults on its obligations to us, our financial results could be adversely affected. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks.
Our inability to recruit, retain and train crew members and engineers may affect our ability to offer services, reduce operational efficiency and increase our labor rates.
     In each of the markets in which we operate, we are vulnerable to crew member and engineer departures. Our inability to retain crew members or recruit and train new crew members in a timely manner may adversely affect our ability to provide certain services, reduce our operational efficiency and increase our crew labor rates. Our inability to retain engineers may adversely affect our ability to deliver the workscopes required by our customers. Should we experience a significant number of crew member and engineer departures and a resulting increase in our labor rates and interruptions in our operations, our results of operations would be negatively affected.
Our operations are subject to operating hazards and unforeseen interruptions for which we may not be adequately insured.
     Subsea services and subsea trenching and protection services are subject to operating risks such as catastrophic marine disasters, natural disasters (including hurricanes), adverse weather conditions, mechanical failure, crew negligence, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events may result in damage to, or loss of, our vessels and our vessels’ tow or cargo or other property, such as highly engineered remotely operated vehicles, and may result in injury to passengers and personnel, including employees of our partners in the subsea market. Such occurrences may also result in a significant increase in operating costs or liability to third parties. We maintain insurance coverage against certain of these risks, which our management considers to be customary in the industry. We can make no assurances that we can renew our existing insurance coverage at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise. In addition, concerns about terrorist attacks, as well as other factors, have caused significant increases in the cost of our insurance coverage.
The cost and availability of drydock services may impede our ability to return vessels to the market in a timely manner.
     From time to time our vessels undergo routine drydock inspection, maintenance and repair in order to maintain Det Norske Veritas or other vessel certifications for our vessels. If the cost to drydock, repair, or maintain our vessels should continue to increase, or if the availability of shipyards to perform such services should decline, then our ability to return vessels to work at sustained day rates, or at all, could be materially affected, and our financial position, results of operations and cash flows may be adversely impacted.
We may face material tax consequences or other liabilities in countries in which we operate as a result of our affiliation with the Trico Marine Group’s subsidiaries that are not subsidiaries of the Company. In particular, we may encounter difficulty doing business in Brazil if the Trico Marine Group does not resolve its Brazilian tax disputes, Brazilian labor lawsuits, or otherwise fails to satisfy any Brazilian obligations. If we are required to pay material tax, labor or other assessments, our financial position, results of operations and cash flows may be materially adversely affected.
     During the past three years, the Trico Marine Group’s Brazilian subsidiary, Trico Servicos Maritimos Ltda. (“TSM”) received non-income related tax assessments from Brazilian state tax authorities totaling approximately 56.8 million Brazilian Reais ($33.8 million at January 31, 2011) in the aggregate and may receive additional assessments in the future. The tax assessments are based on the premise that certain services provided in Brazilian federal waters are considered taxable as transportation services.
     Furthermore, TSM is the defendant in a number of lawsuits brought by former employees of TSM alleging violation of various employment rights or making claims for indemnification or additional compensation. As of September 30, 2010, there were fifteen ongoing cases, for which TSM believes its total exposure is approximately 3.1 million Brazilian Reais ($1.8 million at January 31, 2010). However, additional cases may be filed in the future.
     The tax obligations and labor liabilities are alleged to have been incurred by TSM, which is not a subsidiary of the Company. However, if the Trico Marine Group’s challenges to any of these tax assessments or its defense of any of these or future labor cases prove unsuccessful and the Trico Marine Group does not settle all amounts owed, we may be held liable under Brazilian law as an affiliated, or group, company. We cannot assure you that the Brazilian government would not attempt to enforce tax obligations against us, allow claimants to enforce labor awards against us, or allow new claimants to bring lawsuits directly against us as a result of our affiliation with TSM. Any attempt to enforce the Trico Marine Group’s Brazilian tax and labor liabilities may interfere with our operations in Brazil and could have a material adverse affect on our financial position and results of operations.
Currency fluctuations and economic and political developments could adversely affect our financial position, results of operations and cash flows.
     Due to the size of our international operations, a significant percentage of our business is conducted in currencies other than the U.S. Dollar. We primarily are exposed to fluctuations in the foreign currency exchange rates of the Norwegian Kroner, the British Pound, the Euro and the Brazilian Real. Changes in the value of these currencies relative to the U.S. Dollar could result in translation adjustments reflected as a component of other comprehensive income or losses in shareholders’ equity on our balance sheet. To the extent we owe obligations to our creditors in foreign currencies, exchange rate fluctuations may magnify such risks. In addition, translation gains and losses could contribute to fluctuations or movements in our income. The majority of the debt at Trico Supply is denominated in U.S. Dollars while a significant portion of our operating revenues and expenses are denominated in other currencies. The strengthening of the U.S. Dollar against these currencies could have a negative impact on our ability to service this U.S. Dollar denominated debt.

     We are also exposed to risks involving political and economic developments, royalty and tax increases, changes in laws or policies affecting our operating activities, and changes in the policies of the United States affecting trade, taxation, and investment in other countries.
Operating internationally subjects us to significant risks inherent in operating in foreign countries.
     Our international operations are subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets, such as the Asia-Pacific area. As we continue to increase our presence in such countries, our operations will encounter the following risks, among others:
•	increasing trends in certain countries that favor or require that vessels operating in its waters carry the flag of that country, be owned by a local entity and/or be manufactured in that country. This may negatively impact our ability to win and maintain contracts in these countries, or achieve acceptable levels of profitability;

•	government instability, which may cause investment in capital projects by our potential customers to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

•	potential vessel seizure or confiscation, or the expropriation, nationalization or detention of assets;

•	imposition of additional withholding taxes or other taxes on our foreign income, imposition of tariffs or adoption of other restrictions on foreign trade or investment, including currency exchange controls and currency repatriation limitations;

•	exchange rate fluctuations, which may reduce the purchasing power of local currencies and cause our costs to exceed our budget, reducing our operating margin in the affected country;

•	difficulty in collecting accounts receivable;

•	civil uprisings, riots, and war, which may make it unsafe to continue operations, adversely affect both budgets and schedules, and expose us to losses;

•	availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crew members or specialized equipment in areas where local resources are insufficient;

•	decrees, laws, regulations, interpretations and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

•	acts of piracy or terrorism, including kidnappings of our crew members or onshore personnel.
     We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial position, results of operations and cash flows.
Risks Related to Our Industry
Changes in the level of exploration and production expenditures, in oil and gas prices or industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to meet our financial obligations.
     Our revenues are primarily generated from entities operating in the oil and gas industry in the North Sea, the Asia Pacific Region, Brazil and Mexico. As of September 30, 2010, our international operations accounted for substantially all of our revenues and are subject to a number of risks inherent to international operations, including exchange rate fluctuations, unanticipated assessments from tax or regulatory authorities, and changes in laws or regulations. These factors could have a material adverse effect on our financial position, results of operations and cash flows.
     Because our revenues are generated primarily from customers having similar economic interests, our operations are susceptible to market volatility resulting from economic or other changes to the oil and gas industry (including the impact of hurricanes). Changes in the level of exploration and production expenditures, in oil and gas prices, or industry perceptions about future oil and gas prices could materially decrease our cash flows and reduce our ability to meet our financial obligations.
     Demand for our services depends heavily on activity in offshore oil and gas exploration, development and production, as well as offshore renewable energy development. Growth in deepwater rig count and installed base of subsea infrastructure are the key factors behind the demand for services of the Company. Depending on when we enter into long-term contracts, and their duration, the positive impact on us of an increase in day rates could be mitigated or delayed, and the negative impact on us of a decrease in day rates could be exacerbated or prolonged. This is particularly relevant to the North Sea market, where contracts tend to be longer in duration. A decrease in activity in the areas in which we operate could adversely affect the demand for our marine support services and may reduce our revenues and negatively impact our cash flows. A decline in demand for our services could also prevent us from securing long-term contracts for our vessels. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate. Moreover, increases in oil and natural gas prices and higher levels of expenditure by oil and gas companies for exploration, development and production may not necessarily result in increased demand for our services or vessels.
Many of our competitors have a significantly more stable financial condition and greater resources than we have. Also, if our competitors are able to supply services to our customers at a lower price, then we may have to reduce our day rates, which would reduce our revenues.
     Many of our competitors have a significantly more stable financial condition and significantly greater financial resources than we have. They also have greater access to capital to fund improvements to their equipment that competes with the Company’s equipment.
     Competition in the subsea and marine support services businesses primarily involves factors such as:
•	price, service, safety record and reputation of vessel operators and crews;

•	fuel efficiency of vessels; and

•	quality and availability of equipment and vessels of the type, capability and size required by the customer.
     DeepOcean faces a particular competitive challenge in that its business is highly concentrated in the North Sea, and it may have difficulty in achieving additional revenue growth in other regions such as Brazil and Mexico as competitors have more infrastructure developed there, providing them with a strategic advantage.
     Any reduction in rates offered by our competitors or growing disparity in fuel efficiency between our fleet and those of our competitors may cause us to reduce our rates and may negatively impact the utilization of our vessels, which will negatively impact our results of operations and cash flows.
A renewal of the global financial crisis could negatively impact our business.
     Although there are signs that the economic recession has abated in many countries, there is still considerable instability in the world economy and in the economies of countries such as Greece, Spain, Portugal and Italy that could initiate a new economic downturn and result in a tightening in the credit markets, a low level of liquidity in financial markets, and volatility in credit and equity markets. A renewal of the financial crisis that affected the banking system and the financial markets over the past two years may negatively impact our business and financial condition in ways that we cannot predict. In addition, the uncertainty about current and future global economic conditions caused by a renewed financial crisis, as well as related tighter credit, decreased cash availability and declining customer confidence, may cause our customers and governments to defer the development of offshore projects related to oil and gas production and offshore reasonable products, which may negatively impact the demand for our services. A tightening of the credit markets may further negatively impact our operations by affecting the solvency of our suppliers or customers which could lead to disruptions in delivery of supplies such as equipment for conversions, cost increases for supplies, accelerated payments to suppliers, customer bad debts or reduced revenues.
The economic downturn may affect our customers’ ability to charter our vessels and pay for our services and may adversely affect our business and results of operations.
     The economic downturn in the global financial markets may lead to a decline in our customers’ operations or ability to pay for our services, which could result in decreased demand for our vessels and services. Our customers’ inability to pay could also result in their default on our current charters. The decline in the amount of services requested by our customers or their default on our charters with them could have a material adverse effect on our business, financial condition and results of operations. We cannot determine whether the difficult conditions in the economy and the financial markets will improve or worsen in the near future.